Exhibit 4.58

DATED	20 December 2005

(1)	DEXO BIOPHARM LIMITED

(2)	DEXO BIOGENERICS LIMITED

UNSECURED CONVERTIBLE LOAN AGREEMENT

THIS AGREEMENT is made the 20th day of December 2005

BETWEEN:

(1)	DEXO BIOPHARM LIMITED (Company number: 05582959) whose registered office is at Golden Cross House, 8 Duncannon Street, London WC2N (“the Lender”); and

(2)	DEXO BIOGENERICS LIMITED (Company Number: 05625492) whose registered office is currently at c/o BioProgress Technology Limited, Hostmoor Avenue, March, Cambridgeshire PE15 0AX (“the Borrower”).

IT IS HEREBY AGREED as follows:

1.	LOAN

1.1	The Lender agrees to lend to the Borrower certain cash sums (“the Principal Sum”) on the terms of this Agreement.

1.2	In the event that the Borrower requires the Lender to advance sums pursuant to this Agreement it shall serve notice (“a Request”) on the Lender containing full details of:

1.2.1	the amount required;

1.2.2	the date required; and

1.2.3	the reason why the amount is required (including full and proper reasons as to why the same is in the best interests of the business of the Borrower).

1.3	The Lender shall consider each Request in a timely fashion and shall notify the Borrower whether it is prepared to advance the sums requested Provided that nothing in this Agreement shall oblige the Lender to advance the requested funds if it has not received a written resolution from the board of the Borrower indicating that the board believes that the loan of such amount is in the best interests of the Borrower.

1.4	The maximum amount that shall be outstanding at any one time from the Lender to the Borrower shall be limited to £500,000 (plus accrued interest) which such figure shall be made up of:

1.4.1	the total cash amounts outstanding under this Agreement; and

1.4.2	the amount of any outstanding non-cash resource provided by the Lender to the Borrower under any other agreement between them both such resources to be valued at their cost to Lender.

2.	REPAYMENT AND INTEREST

2.1	The Principal Sum will be repayable to the Lender by the Borrower on demand once the Borrower is Profitable. “Profitable” shall be defined for this purpose as meaning that in any three consecutive quarterly periods the Borrower made a profit as shown by the management accounts provided pursuant to clause 7 and the board of the Borrower believe that such profit is likely to continue for further quarterly periods .

2.2	The Principal Sum shall be repayable together with interest thereon calculated at the rate of 3% per annum above LIBOR (“the Interest Rate”) such interest to accrue on a daily basis and subject to clause 2.3 below to be paid on repayment of the Principal Sum.

2.3	If the Lender shall so notify the Borrower interest shall be payable (once the Borrower is Profitable) monthly on such day of the month as is notified.

3.	DEFAULT INTEREST

In the event that the Principal Sum is not repaid by the Borrower when due the Principal Sum shall thereafter (in lieu of the rate referred to in Clause 2 hereof) carry interest calculated at the rate of 2% per annum above the Interest Rate payable on the last day of each month such interest being compounded on the last day of each month such rate of interest to be payable after as well as before any judgment.

4.	CONVERSION

4.1	The Principal Sum (together with accrued interest) which is unpaid and due for payment may be converted upon the occurrence of an Event of Default (as defined in clause 7.1 below) at the election of the Lender into such number of Ordinary Shares of £0.01 each in the capital of the Borrower (“Ordinary Shares”) at the par value per share. The Ordinary Shares arising on a conversion hereunder shall rank pari passu in all respects with the Ordinary Shares then in issue.

4.2	The Borrower represents, warrants and undertakes to the Lender that there shall at all times be a sufficient number of unissued Ordinary Shares and that its Directors will be authorised to allot and issue any such Ordinary Shares to enable the Borrower to discharge its obligation with regard to the conversion under this Agreement.

4.3	In the event of any increase or variation of the equity share capital of the Borrower (whenever effected) by way of capitalisation or bonus issue, or conversion, sub-division or consolidation, the Borrower shall make such adjustments as are required in order that the number of the Ordinary Shares to be issued to the Lender pursuant to this clause 4 shall not be prejudiced by any such variation.

5.	SECURITY

The sums advanced pursuant to this Agreement shall be unsecured.

6.	FINANCIAL INFORMATION

The Borrower will provide to the Lender within 14 days of the end of each month monthly management accounts in a form agreed by and acceptable to the Lender.

7.	EVENT OF DEFAULT

7.1	In this Agreement “Event of Default” shall mean:

7.1.1	the Borrower failing to pay any sum due from it hereunder on the due date or on demand, if so payable;

7.1.2	the Borrower not being Profitable (as determined in accordance with clause 2.1 above) in the period of 18 months from first grant of product licence by the MHRA (or such longer period as may be agreed by the Lender) from the date of this Agreement;

7.1.3	any petition or application being made for the appointment of a trustee administrator, administrative receiver, administrator, receiver or similar officer in respect of all or any part of the business or assets of the Borrower;

7.1.4	an encumbrancer taking possession of, or a trustee administrator, administrative receiver or similar officer being appointed in respect of all or any part of the business and assets of the Borrower or distress or any form of execution being levied or enforced upon or sued out against any such assets and not being discharged within 7 days;

7.1.5	the Borrower becoming or being declared insolvent; or

7.1.6	the Borrower convening a meeting of its creditors or proposing or making any arrangement or composition with or any assignment for the benefit of its creditors or a petition being presented or a meeting being convened for the purpose of considering a resolution or other steps are taken for the winding-up of the Borrower.

7.2	If and when an Event of Default occurs the Borrower shall immediately notify the Lender and all the sums due hereunder shall immediately thereupon become due and payable.

8.	LEGAL COSTS

The Borrower shall pay to the Lender on demand the amount of the Lender’s legal expenses incurred as a result of any delay or failure by the Borrower to pay any sums due hereunder and any costs incurred in pursuing or enforcing payment by the Lender of any sums due to the Lender hereunder

9.	CERTIFICATE

The certificate of an officer of the Lender of any amount payable under this Agreement shall be conclusive unless manifestly incorrect

SIGNED by the parties’ authorised representatives on the date written at the head of this Agreement

For and on behalf of Dexo BioPharm Limited
/s/ Georgina Godby
(signature)

Name: Georgina Godby

Position: Company Secretary

For and on behalf of Dexo BioGenerics Limited
/s/ Steve Martin
(signature)

Name: Steve Martin

Position: Director

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